UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 1, 2019

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270

Lincolnshire, IL 60069

Telephone: (847) 808-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2019, the Board of Directors (the “Board”) of Camping World Holdings, Inc. (the “Company”) appointed Melvin Flanigan as Chief Financial Officer and Secretary of the Company, effective immediately, succeeding Tom Wolfe in those positions. Mr. Wolfe has been appointed to the office of President of Good Sam Enterprises, LLC.

Mr. Flanigan, 60, previously served as the Executive Vice President, Finance and Chief Financial Officer of DTS Inc. (“DTS”), a leader in high-definition and wireless audio, licensing branded intellectual property to entertainment technology markets worldwide, from September 2003 to December 2016. Prior to that, he served as the Vice President and Chief Financial Officer of DTS from July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray’s manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for logic and memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of information technology infrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Flanigan received an M.B.A. and a B.S. in Accounting from Santa Clara University.

The Company has entered into an employment agreement with Mr. Flanigan (the “Flanigan Employment Agreement”) pursuant to which Mr. Flanigan has agreed to serve as the Chief Financial Officer and Secretary of the Company for an initial term of three years. Under the terms of the Flanigan Employment Agreement, Mr. Flanigan will receive an annual base salary of $250,000, and will be eligible to receive an annual performance-based cash bonus with a target bonus of 150% of his annual base salary, payable upon the attainment of certain performance goals established by the Board. The Company has agreed to grant Mr. Flanigan 62,500 restricted stock units (the “RSU Award”). The RSU Award will vest in equal installments with respect to one-third of the total number of restricted stock units on each of the first three anniversaries of the grant date.

If Mr. Flanigan’s employment is terminated by the Company without Cause (as defined in the Flanigan Employment Agreement) or by Mr. Flanigan for a material default of the Flanigan Employment Agreement by the Company, then the Company will continue to pay his annual base salary for one year following such termination at the same times and in the same manner as his annual base salary had been paid prior to such termination as well as one year of his annual bonus (at the target amount), subject to his timely executing and not rescinding the Company’s standard form of release of claims agreement. Mr. Flanigan has also agreed to refrain from (i) engaging in competition with the Company while employed and following his termination of employment other than due to a breach of the Flanigan Employment Agreement by the Company for a period of 18 months or (ii) soliciting employees, consultants, advisors or agents of the Company or any of its affiliates while employed and for a period of 12 months following his termination of employment for any reason. Pursuant to his employment agreement, Mr. Flanigan is also subject to customary confidentiality obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

	By:	/s/ Brent L. Moody

	Name:	Brent L. Moody

	Title:	President

Date: January 2, 2019

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